                                                                   EXHIBIT 10.16


         FIRST AMENDMENT AGREEMENT ("First Amendment Agreement") dated August 20, 2003, between

         SCHERING AKTIENGESELLSCHAFT, a company registered in Germany and having its principal place of business at 13342 Berlin, Germany ("Schering"), and

         PHARMION GMBH, a company registered in Switzerland and having its Registered Office at Centralbahnstrasse 7, Basel 4010, Switzerland ("Pharmion")

                                    RECITALS

         WHEREAS, Schering and Pharmion are parties to both an Interim Sales Representation Agreement (the "Interim Agreement") and a Distribution and Development Agreement (the "Final Agreement"), each dated May 29, 2002 (collectively, the "2002 Agreements"); and

         WHEREAS, Schering is willing to accommodate Pharmion's desire to restructure the 2002 Agreements to reflect changes in the market conditions for the Product (as defined in the 2002 Agreements).

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, the parties hereto hereby agree as follows.

         1. All capitalized terms not herein defined shall have the meanings ascribed to such terms in the Final Agreement.

         2. The Manufacturing Milestone Date shall be deemed to have occurred on receipt of the amount set out in Section 6.1 (b) of the Final Agreement as amended pursuant to Section 3 (c) hereof, and the Effective Date shall therefore occur on the first calendar day of the month following receipt of such payment.

         3. The Final Agreement is hereby amended as follows:

         (a) The definition of "Recapture Amount" in Section 1.1 of the Final Agreement is hereby amended to be and read as follows:

                  "RECAPTURE AMOUNT" means, at any point in time, the aggregate amount of payments made by Pharmion from time to time to Schering pursuant to Sections 6.1 and 6.2 hereof.

                  Without limiting or changing the scope of Section 13.2 of the Final Agreement, the definition of "Manufacturer's Supply Price" in Section 1.1 of the Final Agreement is hereby amended to be and read as follows:

                  "MANUFACTURER'S SUPPLY PRICE" means the amount(s) payable by Schering to the Manufacturer with respect to Product plus the price increase/reduction as invoiced to Schering by Aventis for the respective preceding year pursuant to Section 7.1.4 of the Aventis Supply Agreement.

         (b) A definition of "Key Countries" is hereby added to Section 1.1 of the Final Agreement, which definition shall be and read as follows:

                  "KEY COUNTRIES" means Germany and the United Kingdom.

         (c) Sections 6.1, 6.2, 6.3 and 6.4 (a) of the Final Agreement are hereby deleted in their entirety and replaced by the following:

         6.1 Purchase Price Payments: Pharmion shall pay to Schering the sum of US$13,000,000 (thirteen million US dollars), which together with the additional purchase price payments provided for in Section 6.2 and the royalties provided for in Section
                  6.3 hereof, shall constitute payment of the purchase price for the rights granted under this Agreement, as follows

                  (a) US$3,000,000 (three million US dollars) which Pharmion has previously paid to Schering under the Interim Agreement, receipt of which is hereby acknowledged by Schering;

                  (b) US$1,000,000 (one million US dollars) via wire transfer within five (5) Business Days from the execution of the First Amendment Agreement;

                  (c) US$1,000,000 (one million US dollars) via wire transfer no later than ten (10) Business Days before the end of the calendar quarter ending on December 31, 2003;

                  (d) US$1,000,000 (one million US dollars) via wire transfer no later than ten (10) Business Days before the end of each of the four (4) calendar quarters of 2004; and

                  (e) US$1,000,000 (one million US dollars) via wire transfer no later than ten (10) Business Days before the end of each of the four (4) calendar quarters of 2005.

         6.2 Additional Purchase Price. Pharmion shall make the following payments to Schering via wire transfer as additional purchase price for the rights granted under this Agreement:

                  (a) US$2,500,000 (two million, five hundred thousand US dollars) within twenty (20) Business Days after the end of the calendar quarter in which Pharmion's cumulative Net Sales, measured from January 1, 2004, reach US$ 50,000,000 (fifty million US dollars)

                           (such calendar quarter being referred to as the "Milestone Quarter");

                  (b) US$2,500,000 (two million, five hundred thousand US dollars) on the same payment date as that specified in Section 6.2(a) above, if Net Sales during the twelve month period ending with the Milestone Quarter are US$ 10 million per annum or higher; or if such annualized sales are not then achieved, then on the first anniversary of the payment date specified in
                           Section 6.2(a); and

                  (c) US$2,500,000 (two million, five hundred thousand US dollars) within 60 days after the closing of the first calendar year in which the Manufacturer Supply Price of Product sold during such year in the aggregate represents 15% (fifteen percent) or less of Pharmion's Net Sales during such calendar year.

                  In order to determine whether the thresholds for payment of the additional purchase price pursuant to Sections 6.2 (a) and
                  (b) hereof are reached, the Euro amounts of the quarterly Net Sales shall be converted into US dollars based on the Euro Foreign Exchange Reference Rates published by the European Central Bank in Frankfurt/Main, Germany on the last Business Day of the applicable calendar quarter. This Euro Foreign Exchange Reference Rate is, as of the effective date, published on Reuters screen <ECB37>.

                  Pharmion shall deliver to Schering, within twenty (20) Business Days after the end of the calendar quarter in which the first achievement of each of the foregoing events occurs (except in the case of (c) which shall be delivered within 60 days after the closing of the year described in such clause) a certificate of its chief financial officer setting forth in reasonable detail the data relating to the particular achievement giving rise to the payment of such additional purchase price, together with the payment of the applicable additional purchase price.

         6.3 Royalties: Pharmion shall pay Schering a royalty on all of Pharmion's Net Sales during the term of this Agreement at the rate of (i) eight percent (8%) for Net Sales recorded between the Effective Date and December 31, 2003; and (ii) fourteen percent (14%) for Net Sales recorded from and after January 1, 2004 through December 31, 2012, provided, that when and if Pharmion shall have paid Schering an aggregate of US$ 12,000,000 (twelve million US dollars) in royalties, measured from January 1, 2004 (and calculated upon conversion pursuant to Section 6.2 above), then commencing with the calendar quarter following that in which such milestone was achieved, the royalty rate shall be reduced to six percent (6%) of Net Sales, which rate shall apply from such quarter through December 31, 2012. Such royalties shall be paid as follows:

                  (a) Within twenty (20) Business Days after March 31, June 30, September 30 and December 31 of each year during the term of this Agreement, commencing with the calendar quarter ending September 30, 2003 (with the first such period covering the period from the Effective Date through September 30, 2003), Pharmion shall deliver to Schering a true and accurate report setting forth for the preceding calendar quarter (or in the case of the first such period the amount of time between the Effective Date and the end of such calendar quarter): (a) Net Sales and (b) the royalties payable thereon. Except as otherwise provided, simultaneously with the delivery of each such report, Pharmion shall pay to Schering the amount, if any, due for the period of such report, by wire transfer of immediately available funds to a bank account specified by Schering. If no payments are due, it shall be so reported.

                  (b) Payments under this Section 6.3 shall be made in EUR. Any failure by Pharmion to make a payment when due shall be subject to Section 13.5 of this Agreement.

                  (c) Where Net Sales are generated in another currency than EUR, the amount of such Net Sales expressed in the currency of these countries shall be converted into EUR based on the Euro Foreign Exchange Reference Rates published by the European Central Bank in Frankfurt / Main, Germany, on the last Business Day of the applicable calendar quarter. This Euro Foreign Exchange Reference Rate is, as of the effective date, published on Reuters screen <ECB37>. If no Euro Foreign Exchange Reference Rate is determined for the relevant currency, the parties shall agree upon another reference rate.

                  (d) Within twenty (20) Business Days from the beginning of each calendar month of each year during the term of this Agreement, commencing with the calendar month following the occurrence of the Effective Date, Pharmion shall deliver to Schering a true and accurate report setting forth for the preceding calendar month the sales of Product in the Territory.

                  (e) The provisions of Section 30 of this Agreement shall apply to all such reports of Net Sales and the calculation of the royalties due with respect to such Net Sales.

         6.4 (a) Payment of Recapture Amount. Unless Pharmion has exercised its right to obtain Manufacturing rights as set forth in clause (b) below, Pharmion shall have the right and option, exercisable at any time within thirty (30) days following the occurrence of a Supply Interruption Event, by delivering written notice to Schering, to cause Schering to pay by wire transfer to a bank account designated by Pharmion that portion of the Recapture Amount as is calculated as set forth below:

                   Period of Occurrence of
                  Supply Interruption Event          Percent of Recapture Amount
                  -------------------------          ---------------------------

                  Between 1st Anniversary and
                  2nd Anniversary of Inception
                  Date                                          20%

                  Between 2nd Anniversary and
                  3rd Anniversary of Inception
                  Date                                          15%

                  Between 3rd Anniversary and
                  4th Anniversary of Inception
                  Date                                          10%

                  After 4th Anniversary of
                  Inception Date                                 0%

                  The payment to Pharmion of the percentage of the Recapture Amount shall be without prejudice to any other rights or remedies that Pharmion may have against Schering under German law under this Agreement. Schering shall, however, not be liable to Pharmion for any indirect, incidental, special or consequential damages (including without limitation any damages arising from lost profits) arising in connection with any short fall or disruption of delivery of Product for which Pharmion had placed a Firm Order. Furthermore, Pharmion shall not be entitled to any duplicative recovery against Schering for damages based upon the same cause of action. Upon the payment to Pharmion of the percentage of the Recapture Amount as set forth above, this Agreement shall terminate and the provisions of Section 21 (Consequences of Termination) shall thereafter apply.

         (d) Section 6.5 of the Final Agreement is hereby deleted in its entirety and replaced by a new section which shall be and read as follows:

         6.5      Marketing Cessation Penalty: If at any time during the eight
                  (8) year period commencing on the Effective Date: (i) Pharmion ceases to market the Product in either of the Key Countries or
                  (ii) for a period of more than thirty (30) consecutive calendar days, Pharmion does not have any inventory of Product available for sale in either of the Key Countries (either an "Marketing Cessation Event") and if such a Marketing Cessation Event does not arise from, or coincide with the existence of, one of the following events:

                  (a) Pharmion has been required by the Agency in both of the Key Countries to withdraw the Product from the market in such country; or

                  (b) The Product is not available for sale in the United States; or

                  (c) Pharmion does not have inventory of the Product available for sale in such Key Country due to the failure of Schering to supply a Firm Order for a period of ninety (90) days for such Key Country; or

                  (d) During the two consecutive years ending as of the end of the most recently completed calendar quarter prior to the occurrence of the Marketing Cessation Event, annual Net Sales of the Product in the Territory were less than US$1,000,000 (one million US dollars);

                  then, the due date of any purchase price payments described in
                  Section 6.1 of this Agreement or in Sections 6.2(a) and 6.2(b) of this Agreement, which purchase price payments shall not have been previously paid, shall be accelerated, and Pharmion shall pay the aggregate amount of such accelerated purchase price payments to Schering by wire transfer within thirty (30) days following the occurrence of the Marketing Cessation Event. Any further rights of Schering under the Agreement concerning the situations described in (i) and (ii) herein above or otherwise shall remain unaffected.

         (e) Section 6.6 of the Final Agreement is hereby deleted in its entirety and replaced by a new section which shall be and read as follows:

         6.6 Payments; Interest. Except for payments under Subsection 6.3 hereof, payments under this Section 6 of the Agreement shall be made in US$ by wire transfer of immediately available funds to an account at a commercial bank designated by the receiving Party at least ten (10) Business Days before such payment is due. Except for payments under Subsection 6.3 hereof, any payment due under this Section 6 shall be due on such date as specified herein and, in the event that such date is not a Business Day, then on the next succeeding Business Day. Any failure by a Party to make a payment within ten (10) days after the date when due shall obligate such Party to pay computed interest, the interest period commencing on the due date and ending on the payment day, to the receiving Party at a rate per annum equal the Prime Rate as quoted by the Bank of America on REUTERS screen <USPRIME1> plus a premium of 2%, or the highest rate allowed by law, whichever is lower. The interest calculation shall be based on the act / 360 computation method. The interest rate shall be adjusted whenever there is a change in the Prime Rate quotation on REUTERS screen
<USPRIME1> mentioned above. Interest shall be compounded annually in arrears.
Such interest shall be due and payable on the tender of the underlying principal payment.

         (f) The address of Pharmion contained in Section 24.1.3 of the Final Agreement is hereby amended to be and read as follows:

                  Pharmion GmbH
                  c/o Pharmion Corporation
                  2525 28th Street
                  Boulder, Colorado 80301 USA
                  Attention:  Chief Executive Officer

                  Fax  +1 720 564-9191

         4. Pharmion herewith agrees that the definition of the term "Manufacturer's Supply Price" as amended by Section 3 (a) of this First Amendment Agreement shall apply retroactively from January 1, 2003, and to pay to Schering from January 1, 2003 for each year the accordingly adjusted price. Any additional price adjustments pursuant to Section 13.2 of the Final Agreement shall remain unaffected.

         5. Except as expressly provided herein, the provisions of the Final Agreement shall continue in full force and effect.

         6. This First Amendment Agreement and the Final Agreement (and prior to the Effective Date the Interim Agreement) including, but not limited to the governing law and jurisdiction provisions of the Final Agreement constitute the entire understandings of the Parties hereto and supersede all prior agreements or understandings with respect to the subject matter hereof among such Parties.

         7. The paragraph headings in this First Amendment Agreement are for convenience of reference only and shall not be deemed to alter or affect any provisions thereof.

         8. By its countersignature of this First Amendment Agreement, Pharmion Corporation hereby affirms the guarantee contained in the Final Agreement and agrees that such guarantee shall not be affected by virtue of the amendments contained in this First Amendment Agreement.

         9. This First Amendment Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

         IN WITNESS WHEREOF, the Parties hereto have duly executed this First Amendment Agreement as of the date first hereinabove written.

Schering Aktiengesellschaft



By:      /s/ ULRICH KOCH                     By:    /s/ HONG CHOW

Name:    Dr. Ulrich Koch                     Name:  Hong Chow

Title:   Head CBD                            Title: Senior Licensing Manager

Pharmion GmbH                                Pharmion Corporation



By:    /s/ PATRICK J. MAHAFFY                By:    /s/ PATRICK J. MAHAFFY

Name:  Patrick J. Mahaffy                    Name:  Patrick J. Mahaffy

Title: President & CEO                       Title: President & CEO